Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders



Nuveen California Municipal Market Opportunity Fund, Inc.
33-34221
811-06081




The annual meeting of shareholders for the above-referenced Fund was held on November 30, 2009 adjourned to January 12, 2010, then to March 23, 2010 and finally to March 30, 2010. At this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies.

Voting results are herein incorporated by reference to the Funds N-CSR filing on May 6, 2010, accession number 0000891804-10-001840.